Exhibit 10.1

FIRST AMENDMENT TO TRANSITION SERVICES AGREEMENT

THIS FIRST AMENDMENT TO TRANSITION SERVICES AGREEMENT ("Amendment") is made and entered into effective as of the 1st day of March, 2005 by and between LABONE, INC. ("LabOne") and JOHN W. MCCARTY ("Employee").

WITNESSETH:

WHEREAS, LabOne and Employee entered into a September 2, 2004 Transition Services Agreement ("Original Agreement") which sets forth the terms of Employee's resignation from LabOne and the orderly transition of Employee's duties to his successor; and

WHEREAS, LabOne and Employee now desire to amend the Original Agreement in certain respects.

NOW THEREFORE, in consideration of the mutual agreements contained herein and in the Original Agreement, LabOne and Employee agree as follows:

A. Paragraph 1 of the Original Agreement is hereby amended as set forth below:

1. Effective Date of Termination. The effective time and date of Employee's resignation shall be midnight, ~~March 31~~April 30, 2005~~, or earlier in accordance with the provisions of paragraph 7 hereof~~ ("Resignation Effective Date").

B. Paragraph 3 of the Original Agreement is hereby amended to include the following language in subsection (b):

(b)    Compensation; Additional Payments . Employee's current monthly base salary of $18,750 per month ("Base Amount") shall continue during the Term. Beginning in the month immediately following the month in which the Resignation Effective Date occurs, and continuing monthly thereafter for an aggregate of twelve months, LabOne shall pay the Base Amount to Employee; provided, however, that such payments are conditioned upon Employee's continued satisfaction of his post-employment obligations under this Agreement and the Employment Agreement. If LabOne undergoes a "Change of Control" (as defined below in paragraph 3(c)) before Employee has received the twelve months of Base Amount payments in accordance with the preceding sentence and Employee has satisfied his post-employment obligations under this Agreement and the Employment Agreement, LabOne shall pay Employee a lump sum amount equal to the remainder of such Base Amount payments within ten (10) business days of the Change of Control. In addition, provided that Employee has performed his obligations under this Agreement and the Employment Agreement, (i) on the Resignation Effective Date, Employee will receive payment for four (4) weeks of unused vacation and (ii) when paid by LabOne to all other participants and without regard to whether or not such payment occurs prior to the Resignation Effective Date, Employee will receive his portion of the 2004 Management Incentive Plan payout.

C. Paragraph 3 of the Original Agreement is hereby amended to include the following new subsection after subsection (g):

(h) LabOne shall pay Employee's premiums for COBRA continuation coverage under LabOne's Medical Benefits Plan for a period of up to eighteen (18) months following the Resignation Effective Date. During this eighteen (18) month period, LabOne shall also pay Employee an additional amount (the "Gross-Up Payment") such that after payment by Employee of taxes imposed upon the Gross-Up Payment, Employee retains an amount equal to Employee's premiums for COBRA continuation coverage. For purposes of determining LabOne's Gross-Up Payment obligations, it shall be assumed that Employee pays federal taxes at a 35% marginal tax rate and State taxes at a 6.45% marginal tax rate. LabOne's obligations under this paragraph 3(h) shall terminate upon the earliest to occur of (i) Employee becoming a full time employee of any other entity, (ii) Employee becoming eligible for health insurance coverage similar to that provided pursuant to LabOne's Medical Benefits Plan, or (iii) Employee's failure to perform any of his obligations under this Agreement or the Employment Agreement.

D. Paragraph 7 of the Original Agreement is hereby amended as follows:

7. Early Resignation Effective Date. ~~LabOne may, in its sole and absolute discretion, elect to establish a Resignation Effective Date that is prior to March 31, 2005, upon seven (7) days advance written notice to Employee. Furthermore,~~ The Resignation Effective Date shall occur prior to midnight, ~~March 31~~ April 30, 2005, upon (a) the occurrence of Employee's death or disability (as defined in paragraph 13(b) of the Employment Agreement), or (b) for cause which shall include any breach of this Agreement or other agreement between the Employee and LabOne.

E. Except as expressly modified by this Amendment, all terms of the Original Agreement shall remain in full force and effect

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

LABONE, INC.

By: /s/ W. Thomas Grant II
 Its: Chief Executive Officer

/s/ John W. McCarty
Employee